Exhibit 99.1

MediCor Ltd. Reports Results for Third Quarter Fiscal 2006

May 15, 2006	Contact:
Marc S. Sperberg
U.S. 702-932-4560, x308

LAS VEGAS, NV, May 15, 2006 -- MediCor Ltd. (OTC Bulletin Board: MDCR.OB), the world’s third largest manufacturer and distributor of breast implants, today announced results for its third fiscal quarter ending March 31, 2006, reflecting 10% sales growth over the prior year quarter.

Sales for the quarter ended March 31, 2006 were $7,878,064, an increase of $747,655, or 10% as compared to the same quarter in the prior year.  The growth rate was negatively impacted by foreign exchange rates by approximately 4%.  Unit growth drove the sales increase, offset by decreases in unit prices in certain large markets.  Net loss for the quarter decreased to $3,684,482, from $3,914,973 in the comparable period.  Basic and diluted loss per share for the quarter ending March 31, 2006 were $0.18 compared to $0.23 for the quarter ending March 31, 2005.

Sales for the nine months ended March 31, 2006 were $20,521,373, an increase of $1,102,651, or 6%, when compared to the same period in the prior year.  Excluding the negative effect of foreign exchange, sales for the nine months increased 8%.  Net loss for the nine-month period was $12,035,233, up from $11,325,313 in the comparable period in 2005.  Basic and diluted loss per share for the nine-month period ending March 31, 2006 were $0.61 compared to $0.68 for the nine months ended March 31, 2005.

According to Theodore R. Maloney, Chief Executive Officer, “We were pleased to see Eurosilicone SAS this quarter surpass all previous quarters in the areas of units produced and units sold.  We are also looking forward to seeing the results from recent key personnel additions and the continued roll-out of our innovative value-added product support programs.  With the completion of our recent $50 million private placement and the subsequent acquisitions of Biosil Limited and Nagor Limited, we continue to enhance our ability to deliver industry-leading products and support to this dynamic market.”

MediCor Chief Operating Officer, Jim J. McGhan added, “The investments made at Eurosilicone since acquiring that company in the summer of 2004 have now positioned it to readily meet demand with increased efficiency, while maintaining a world-class level of regulatory and quality assurance.  Our ability to efficiently and timely produce the highest quality products in the world, while concurrently providing the best-in-class product support programs, positions Eurosilicone, Biosil and Nagor to lead this industry into the future.”

About MediCor Ltd.

MediCor was founded by Chairman of the Board Donald K. McGhan, a pioneer of the breast implant industry.  The Company acquires, develops, manufactures and markets products for medical specialties in the aesthetic, plastic and reconstructive surgery and dermatology markets.  Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products.  Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel. MediCor’s strategy is to be the leading integrator of selected international medical device markets, technologies and companies.  To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of MediCor’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals to market the company’s products and the timing of the company’s and its competitors’ approvals and entry to markets needed to successfully and profitably operate our businesses; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk that businesses we acquire will not be integrated successfully; the risk that cost savings from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; the outcome of legal proceedings; the risk of new and changing regulations in the U.S. and internationally; the risk of instability in the capital markets in the U.S. and internationally; and the ability to obtain requisite financing for acquisitions to continue to execute on our growth plans,.  Additional factors that could cause MediCor’s results to differ materially from those described in the forward-looking statements can be found in MediCor’s Annual Report on Form 10-KSB for the year ended June 30, 2005, and in subsequent reports filed quarterly on Form 10-QSB, all of which have been filed with the Securities and Exchange Commission and are available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov)..

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